EXHIBIT 3
ESCROW AGREEMENT
           THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time and including any and all written instructions given to “Escrow Agent” (hereinafter defined) pursuant hereto, this “Escrow Agreement”) is made and entered into as of March ___, 1998 by and among Pool Company, a Texas corporation (“Buyer”), and Al A. Gonsoulin (“Representative”) and Gonsoulin Enterprises, Inc. (Al Gonsoulin and Gonsoulin Enterprises, Inc. sometimes collectively referred to as the “Sellers,” and Buyer together with the Sellers, sometimes referred to collectively as the “Other Parties”), and Bank One Texas N.A., a national banking association with its principal offices in Houston, Harris County, Texas (the “Bank”).
W I T N E S S E T H :
           WHEREAS, Buyer, Pool Energy Services Co. (“Pool”), Sea Mar, Inc. and the Sellers have entered into that certain Stock Purchase Agreement (the “Agreement”) of even date herewith, relating to the purchase by Buyer from the Sellers of all of the common stock of Sea Mar, Inc.; and
           WHEREAS, pursuant to the Agreement Pool is obligated to deposit 769,231 shares of Pool common stock (“Escrow Shares”) received by Sellers as part of the purchase price in escrow as security for Sellers’ indemnity obligations under the Agreement; and
           WHEREAS, Buyer and the Sellers have requested Bank to act in the capacity of escrow agent under this Escrow Agreement, and Bank, subject to the terms and conditions hereof, has agreed so to do.
           NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
           1. Appointment of Escrow Agent. Each of Buyer and the Sellers hereby appoints the Bank as the escrow agent under this Escrow Agreement (the Bank in such capacity, the “Escrow Agent”), and Escrow Agent hereby accepts such appointment.
           2. Escrow Fund and Modifications to the Escrow Fund. The parties hereby acknowledge that on the date hereof, Buyer has delivered, or caused to be delivered, to the Escrow Agent, to be held by it pursuant to the terms hereof, the Escrow Shares, which are evidenced by a certificate or certificates accompanied by stock powers executed by the Representative, as record holder of the Escrow Shares, assigning such shares in blank. The parties acknowledge that the Escrow Shares are owned beneficially by the Sellers in the amounts set forth on Schedule A hereto. The Escrow Shares and any other property of any nature received therefor, shall be held by the Escrow Agent pursuant to the terms and conditions of this Agreement and shall constitute and be referred to collectively as the “Escrow Fund.” After one year from date of this Escrow Agreement, the Representative may, at its sole option, direct that all or any portion of the Escrow Shares be sold subject to the requirements of applicable securities laws. If, at that time or at any time thereafter, the value of the Escrow Fund exceeds $20,000,000, the Representative can direct that such excess be distributed in cash to Sellers based upon their pro rata interest as shown on Schedule A hereto. All remaining cash in the Escrow Fund shall be invested by the Escrow Agent as the Representative directs the Escrow Agent in writing in U.S. government and agency obligations, in certificates of deposit issued by, and interest bearing deposit accounts, checking accounts or money market accounts of, the Escrow Agent or in a mutual fund registered under the Investment Company Act of 1940, the principal of which is invested solely in U.S. government and agency obligations.
           3. Dividends and Voting Rights. The Sellers shall receive all cash dividends paid with respect to the Escrow Shares. Stock dividends or any other non-cash distributions with respect to the Escrow Shares payable in equity securities of Pool shall be deposited in the Escrow Fund, and shall be considered to be Escrow Shares for all purposes of this Agreement, subject to the rights of Representative set forth in Section 2 above. The Representative, as directed by the Sellers as to shares beneficially owned by them, shall have the full right to vote the Escrow Shares unless and until they are delivered to Buyer or Sellers pursuant to the terms of this Agreement. For tax reporting and withholding purposes, all dividends and other income with respect to the Escrow Fund shall be allocated as the Representative shall direct in writing or, in the absence of any such direction, to the escrow account created by this Agreement, in which event the Escrow Agent shall at the expense of the Representative file all necessary tax returns and pay any tax from the Escrow Fund.
           4. Application of the Escrow Fund to Satisfy Claims of Buyer. The Escrow Agent is authorized and directed to draw upon the Escrow Fund, and to deliver to Buyer that portion of the Escrow Shares as provided by this Section 4, upon fulfillment of the following conditions:
           (a) The Escrow Agent shall have received from Buyer (i) a certificate to the following effect:
           “Pursuant to the terms of the Stock Purchase Agreement, (the “Agreement”) dated February 10, 1998, by and among Pool Company (“Buyer”), Pool Energy Services Co., Inc., Sea Mar, Inc. and the Sellers as defined therein, Buyer has incurred indemnifiable Losses (as defined in the Agreement) of $                     [the amount which Buyer reasonably believes in good faith to be owing shall be inserted] (the “Indemnifiable Amount”) relating to                      [Buyer shall insert in reasonable detail the matter giving rise to the indemnifiable Losses, the basis for a claim that such matters constitute indemnifiable Losses, the manner in which the amount of indemnifiable Losses have been calculated and provide supporting documentation of such Indemnifiable Losses] which is due and owing, and you are to draw upon the Escrow Fund held by you, and deliver to Buyer, unless directed by Representative otherwise, cash (to the extent any cash or cash equivalent is held in the Escrow Fund, and the fewest number of

Escrow Shares representing Market Value which is, with such cash so delivered, equal to the Indemnifiable Amount. A copy of this statement has been given to the Representative in the manner specified in Section 15 of the Escrow Agreement pursuant to which you are acting.”
and along with such certificate the Escrow Agent shall have received from Buyer, (ii) a postal receipt evidencing the delivery by Buyer of a copy of such certificate to the Representative in accordance with Section 15 hereof, or a written receipt executed by the Representative evidencing such delivery. For purposes hereof, “Market Value” shall mean the Closing Price as that term is defined in the Stock Purchase Agreement; and.
           (b) Any one of the following three events (“Operative Events”) shall have occurred.
           (i) ten (10) business days shall have elapsed between the date on which the Escrow Agent shall have received the certificate and evidence of delivery provided in Section 4(a)(i) and (ii) and the Escrow Agent shall not have received any letter or other document from the Representative protesting or otherwise disputing, challenging or disagreeing with any assertion contained in the certificate; or
           (ii) the Escrow Agent shall have received a certificate signed by Buyer and the Representative fixing and determining the amount of indemnifiable Losses of Buyer and the amount of the Escrow Fund (cash and/or Escrowed Shares) to be delivered and paid to Buyer in respect thereof; or
           (iii) the Escrow Agent shall have received a final arbitral order or final arbitral award which states on its face that it is rendered pursuant to the provisions of Section 9.12(c) of the Stock Purchase Agreement, to deliver an amount of the Escrow Fund to Buyer, which order or award shall override any notice from Buyer received pursuant to Section 4(a)(i) and any notice or other document from the Representative received pursuant to Section 4(b)(i) above.
           Upon fulfillment of such conditions, the Escrow Agent shall, within five (5) business days, but no sooner than within two (2) business days (the “Election Date”), of the last such event of fulfillment, deliver to Buyer that portion of the Escrow Fund to which Buyer is entitled as determined in accordance with the provisions of this Agreement; provided, however, that if new certificates must be issued to represent the number of Escrow Shares to be delivered to Buyer, the Escrow Agent shall deliver the appropriate certificate or certificates representing the Escrow Shares to the transfer agent of the Pool common stock (the “Transfer Agent”) so that the Transfer Agent may issue new certificates representing those shares to be delivered to Buyer and those shares that will remain Escrow Shares. The Representative has the right, but not the obligation, to direct the Escrow Agent in writing as to whether in satisfying any Indemnifiable Losses from the Escrow Fund, the Escrow Agent should release cash or other properties or

Escrow Shares, and in what amounts. Unless the Representative has otherwise directed the Escrow Agent in writing, in satisfying any Indemnifiable Losses from the Escrow Fund, the Escrow Agent shall release any cash or other properties then held in the Escrow Fund prior to releasing any Escrow Shares. If prior to the applicable Election Date of any release from the Escrow Fund, the Escrow Agent has received any such contrary instructions on the combination of cash (or other properties) and Escrow Shares to be released to satisfy indemnifiable Losses, the Escrow Agent shall follow such instructions.
           If the Representative shall, in accordance with the provisions of Section 4(b)(i) hereof, protest or otherwise dispute, challenge or disagree with any assertion contained in any certificate delivered pursuant to Section 4(a) hereof, then such matter shall be determined by arbitration pursuant to the provisions of Section 9.12(c) of the Stock Purchase Agreement and in such an event, the Escrow Agent shall not draw upon the Escrow Fund in connection with such matter until the Operative Event specified in Section 4(b)(ii) or (iii), as applicable, has been satisfied.
           5. Distribution After March      , 2000. On March      , 2000, [second anniversary of Closing] the Escrow Agent shall deliver to the Representative (on behalf of the Sellers) the remaining Escrow Shares and other property held in the Escrow Fund; provided, however, that if at any time prior to such deliver the Escrow Agent shall have received a certificate as provided in Section 4(a), and the rights of Buyer shall not have been finally determined as elsewhere provided in this Agreement, the Escrow Agent shall retain the portion (but only that portion) of the Escrow Fund still in dispute, until such rights are finally determined, and then distribute such remaining Escrow Fund in accordance with the terms and conditions of this Agreement.
           6. Retention of Escrow Fund.
           (a) More than one notice may be given pursuant to Section 4(a) and in the event one such claim is resolved while other claims are pending, the Escrow Agent is authorized to make partial distributions from the Escrow Fund to Buyer in accordance with Section 4 for such resolved claim.
           (b) The Escrow Fund, to the extent not distributed due to unresolved disputed amounts, shall be held in escrow pursuant hereto until final payment or determination in respect of any certificate or notice received by the Escrow Agent. Following the resolution of all such pending matters the escrow created hereunder shall terminate and the balance of the Escrow Fund shall be delivered to the Representative.
           7. Remedies. Neither the existence of any right or remedy under this Agreement or otherwise, nor the exercise or partial exercise of any thereof, shall constitute a waiver of any other such right or remedy, nor shall any delay on the part of any party in exercising any right or remedy hereunder, be deemed to constitute a waiver thereof, and any such right or remedy may be exercised repeatedly and from time to time.

           8. Tax Matters. Buyer and Sellers shall provide Escrow Agent with its taxpayer identification number documented by an appropriate Form W-8 or Form W-9 upon execution of this Escrow Agreement. Failure so to provide such forms may prevent or delay disbursements from the Escrow Fund and may also result in the assessment of a penalty and Escrow Agent’s being required to withhold tax on any interest or other income earned on the Escrow Fund. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable. The Other Parties agree, as between themselves, that the Sellers shall be liable for, and shall indemnify and hold Buyer harmless from and against any liabilities for, income taxes arising from or attributable to income earned on the Escrow Fund if the Escrow Fund is released to the Sellers’ Representative (other than as a credit towards the purchase price upon closing of the transaction contemplated under the Agreement), and that otherwise Buyer shall be liable for, and shall indemnify and hold the Sellers harmless from and against any liabilities for, income taxes arising from or attributable to income earned on the Escrow Fund.
           9. Scope of Undertaking. Escrow Agent’s duties and responsibilities in connection with this Escrow Agreement shall be purely ministerial and shall be limited to those expressly set forth in this Escrow Agreement. Escrow Agent is not a principal, participant or beneficiary in any transaction underlying this Escrow Agreement and shall have no duty to inquire beyond the terms and provisions hereof. Escrow Agent shall have no responsibility or obligation of any kind in connection with this Escrow Agreement or the Escrow Fund and shall not be required to deliver the Escrow Fund or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, invest, reinvest and deliver the Escrow Fund as herein provided. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the parties hereto that Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the Other Parties or either of them. Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for, subject to Section 10 herein below, its own willful misconduct or gross negligence. It is the intention of the parties hereto that Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.
           10. Reliance; Liability. Escrow Agent may rely on, and shall not be liable for acting or refraining from acting in accordance with, any written notice, instruction or request or other paper furnished to it hereunder or pursuant hereto and believed by it to have been signed or presented by the proper party or parties. Escrow Agent shall be responsible for holding, investing, reinvesting and disbursing the Escrow Fund pursuant to this Escrow Agreement; provided, however, that in no event shall Escrow Agent be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages in excess of Escrow Agent’s fee hereunder and Escrow Agent shall be responsible for its compliance with the terms and conditions of this Agreement, provided, further, that Escrow Agent shall have no liability for any loss arising from any cause beyond its control, including, but not limited to, the following: (a) acts of God, force majeure, including, without limitation, war (whether or not declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; (b) the act, failure or neglect of any Other Party or any agent or correspondent or any other person selected by Escrow Agent unless selected with willful misconduct or gross negligence; (c) any delay, error, omission or default of any mail, courier, telegraph, cable or wireless agency or operator; or (d) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part hereof or for the transaction or transactions requiring or underlying the execution of this Escrow Agreement, the form or execution hereof or for the identity or authority of any person executing this Escrow Agreement or any part hereof or depositing the Escrow Fund.
           11. Right of Interpleader. Should any controversy arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Escrow Agreement or the Escrow Fund, or should a substitute escrow agent fail to be designated as provided in Section 16 hereof, or if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Escrow Fund in dispute until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved, or (b) institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. Should a petition for interpleader be instituted, or should Escrow Agent be threatened with litigation or become involved in litigation in any manner whatsoever in connection with this Escrow Agreement or the Escrow Fund, the losing party of the Other Parties hereby jointly and severally agree to reimburse Escrow Agent for its attorneys’ fees and any and all other expenses, losses, costs and damages incurred by Escrow Agent in connection with or resulting from such threatened or actual litigation prior to any disbursement hereunder.
           12. Indemnification. Except as is set forth in Section 10, the Other Parties hereby jointly and severally indemnify Escrow Agent, its officers, directors, partners, employees and agents (each herein called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, any and all expenses, including, without limitation, attorneys’ fees and court costs, losses, costs, damages and claims, including, but not limited to, costs of investigation, and litigation suffered or incurred by any Indemnified Party in connection with or arising from or out of this Escrow Agreement, except such acts or omissions as may result from the willful misconduct or gross negligence of such Indemnified Party.
           13. Fees and Expenses of Escrow Agent. Pool shall pay the fees and expenses of the Escrow Agent in accordance with the Escrow Agent’s normal fee schedule.
           14. Notices. Any notice or other communication required or permitted to be given under this Escrow Agreement by any party hereto to any other party hereto shall be considered as properly given if in writing and (a) delivered against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid or (c) sent by telefax machine, in each case to the address or telefax number, as the case may be, set forth below:
           If to Escrow Agent:
Bank One Texas N.A.
P.O. Box 2629
Houston, Texas 77252
Attention: Gilbert M. Araiza
Telefax No.: 713-751-6806
           If to Buyer:
Pool Company
ENSERCH Tower
13075 Richmond Avenue
Houston, Texas 77042
Attn: Mr. Geoffrey Arms
Telefax No.: (713) 954-3326
           with a copy to:
Gardere Wynne Sewell & Riggs, L.L.P.
333 Clay, Suite 800
Houston, Texas 77002
Attn: Mr. Frank Putman
Telefax No.: (713) 308-5555
           If to the Sellers:
Al A. Gonsoulin, Sellers’ Representative
2900 Wesleyan, Suite 420
Houston, Texas 77027
Telefax No.: 713-840-0433
           with a copy to:
John Nesser
Nesser, King & LeBlanc L.L.P.
3800 First NBC Center
201 St. Charles Avenue
New Orleans, Louisiana 70170
Telecopier No.: (504) 582-1233

Delivery of any communication given in accordance herewith shall be effective only upon actual receipt thereof by the party or parties to whom such communication is directed. Any party to this Escrow Agreement may change the address to which communications hereunder are to be directed by giving written notice to the other party or parties hereto in the manner provided in this section.
           15. Consultation with Legal Counsel. Escrow Agent may consult with its counsel or other counsel satisfactory to it concerning any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of such counsel.
           IS. Choice of Laws; Cumulative Rights. This Escrow Agreement shall be construed under, and governed by, the laws of the State of Texas, excluding, however, (a) its choice of law rules and (b) the portions of the Texas Trust Code Sec. 111.001, et seq. of the Texas Property Code concerning fiduciary duties and liabilities of trustees. All of Escrow Agent’s rights hereunder are cumulative of any other rights it may have at law, in equity or otherwise. The parties hereto agree that the forum for resolution of any dispute arising under this Escrow Agreement shall be Harris County, Texas, and each of the Other Parties hereby consents, and submits itself, to the jurisdiction of any state or federal court sitting in Harris County, Texas.
           17. Resignation. Escrow Agent may resign hereunder upon ten (10) days’ prior written notice to the Other Parties. Upon the effective date of such resignation, Escrow Agent shall deliver the Escrow Fund to any substitute escrow agent designated by the Other Parties in writing. If the Other Parties fail to designate a substitute escrow agent within ten (10) days after the giving of such notice, Escrow Agent may institute a petition for interpleader. Escrow Agent’s sole responsibility after such 10-day notice period expires shall be to hold the Escrow Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate.
           18. Assignment. This Escrow Agreement shall not be assigned by any party hereto without the prior written consent of the Other Parties hereto (such consent to assignments being hereinafter referred to collectively as “Permitted Assigns”).
           19. Severability. If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Escrow Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall be given full force and effect.
           20. Termination. This Escrow Agreement shall terminate upon the transfer, in accordance with Sections 4, 5, or 16 hereof, of the Escrow Fund provided, however, that the last two sentences of Section 10 hereof and the provisions of Section 11 hereof shall, in any event, survive the termination hereof.
           21. General. The section headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Escrow Agreement. This Escrow Agreement and any affidavit, certificate, instrument, agreement or other document required to be provided hereunder may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Unless the context shall otherwise require, the singular shall include the plural and vise a versa, and each pronoun in any gender shall include all other genders. The terms and provisions of this Escrow Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof, and neither the Other Parties nor Escrow Agent has relied on any representations or agreements of the other, except as specifically set forth in this Escrow Agreement. This Escrow Agreement or any provision hereof may be amended, modified, waived or terminated only by written instrument duly signed by the parties hereto. This Escrow Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, devisees, executors, administrators, personal representatives, successors, trustees, receivers and Permitted Assigns. This Escrow Agreement is for the sole and exclusive benefit of the Other Parties and the Escrow Agent, and nothing in this Escrow Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other person any rights, remedies or any other type or types of benefits.
           IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement to be effective as of the date first above written.

POOL COMPANY
BY:
William J Myers
Vice President

SELLERS:

Al A. Gonsoulin Individually and as Representative

GONSOULIN ENTERPRISES, INC.
BY:
Al A. Gonsoulin
President

BANK ONE TEXAS N.A.
BY: